Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS INTERNATIONAL
UPDATES DEVELOPMENT PROGRESS

Dallas, Texas (September 2, 2003) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today provided an update to the Company’s development initiative.

During August, the Company continued to make progress with its development initiatives through the purchase of an ownership interest in a surgery center in Torrance, California, bringing to four the number of facilities that the Company operates in the greater Los Angeles market.  Under the terms of the agreement, United Surgical Partners International has an option to acquire a majority ownership position in the facility in 2003.

The Company also continued its progress and growth with Catholic Healthcare West (CHW) by completing the contribution of St. Joseph Hospital and Medical Center’s nine-operating room on-campus ambulatory surgical center into the Arizona CHW joint venture.  In addition, the joint venture will operate a third Phoenix facility upon its completion, which is expected in the second quarter of 2004.  The Company also completed the fourth CHW joint venture, which will develop and operate a four-operating room facility in Southern California.

Commenting on these developments, Donald E. Steen, United Surgical Partners International’s chairman and chief executive officer, said, “We are very pleased with our continued momentum, which is being fueled primarily through relationships with leading, not-for-profit healthcare systems.  We are particularly excited with our success in entering new markets, and we look forward to developing de novo facilities in these new markets.  We expect our acquisition and development activities to date and future initiatives to continue to benefit the Company in 2004 and 2005.”

United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 70 surgical facilities in the United States, Spain and the United Kingdom.  Of the Company’s 58 domestic facilities, 30 are jointly owned with 13 not-for-profit healthcare systems.

The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Therefore, the Company’s actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

END